UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2016

Performance Food Group Company

(Exact name of registrant as specified in its charter)

Delaware	001-37578	43-1983182
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12500 West Creek Parkway Richmond, Virginia		23238
(Address of registrant’s principal executive office)		(Zip code)

(804) 484-7700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations.

On May 4, 2016, Performance Food Group Company (the “Company”) issued a press release announcing the results of the Company’s operations for the fiscal quarter ended March 26, 2016. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in this Item 2.02.

The information in this Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2016, Robert D. Evans notified the Company of his intent to retire from his position as Senior Vice President and Chief Financial Officer of the Company. Mr. Evans’s retirement will be effective on the date that the Company appoints a new Chief Financial Officer (the “Effective Date”). The Company is working with an executive search firm to assist in the search for Mr. Evans’s successor. Following Mr. Evans’s retirement, Mr. Evans will remain available to provide transition and advisory services to the Company pursuant to the transition agreement described below from the Effective Date until the earlier of (i) September 30, 2016, (ii) the date that the Company’s Chief Executive Officer determines that transition services are no longer necessary and (iii) Mr. Evans’s death or permanent Disability (as defined in the Performance Food Group Company 2015 Omnibus Incentive Plan) (such date, the “Termination Date”).

On May 3, 2016, the Company entered into a transition agreement with Mr. Evans (the “Transition Agreement”).

Pursuant to the Transition Agreement, Mr. Evans will continue to receive his current base salary and remain eligible to receive an annual bonus through the Termination Date. Following the Termination Date and for a period of one year, Mr. Evans will provide consulting services to the Company, for which the Company will pay Mr. Evans a consulting fee of $460,000.

Subject to Mr. Evans’ continued compliance with certain restrictive covenants and the execution and non-revocation of a release of claims in favor of the Company, Mr. Evans will be entitled to the following: (i) an amount equal to $525,000, payable over 12 months; (ii) an annual bonus for fiscal year 2016 (either full or pro-rated depending on whether the Termination Date occurs prior to or after the completion of fiscal year 2016) based on the Company’s achievement of performance targets, payable when such annual bonuses are paid to other Company executives; (iii) a pro-rated annual bonus for fiscal year 2017 based on the Company’s achievement of performance targets, payable when such annual bonuses are paid to other Company executives; (iv) payments for annual fees for participation in the Company’s executive health programs for two years; (v) all unvested options and shares of restricted stock granted pursuant to the Company’s Amended and Restated 2007 Management Option Plan (the “2007 Plan”) will remain outstanding and eligible to vest subject to the achievement of the “performance vesting” conditions described in the 2007 Plan; (vi) vesting of 25% of the options and restricted stock (time-based vesting award) granted pursuant to the Company’s 2015 Omnibus Incentive Plan (the “2015 Plan”), with the remaining 75% of such awards expiring as of the date of the Transition Agreement; and (vii) the target number of shares of restricted stock (performance-based vesting award) granted pursuant to the 2015 Plan will be reduced by 75% and expire as of the date of the Transition Agreement and up to 25% of the remaining target number of shares of restricted stock (performance-based vesting award) will remain eligible to vest based on the achievement of performance targets, as determined on June 30, 2018.

The Transition Agreement also contains customary restrictive covenants, including non-competition and non-solicitation covenants each with a one year duration following the Termination Date and an indefinite non-disparagement covenant.

The foregoing summary description of the terms of the Transition Agreement is qualified in its entirety by reference to the Transition Agreement, which is filed as Exhibit 10.1 hereto.

The Company expects to incur a charge of approximately $1.1 million related to Mr. Evans’s departure through the period ending with the Termination Date. Additionally, the $460,000 of consulting costs will be recognized over the period of the consulting services.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Transition Agreement, dated May 3, 2016, between Performance Food Group Company and Robert D. Evans.

99.1	Press Release of Performance Food Group Company, dated May 4, 2016, announcing results for the fiscal quarter ended March 26, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE FOOD GROUP COMPANY (Registrant)

Dated: May 4, 2016	By:	/s/ A. Brent King
	Name:	A. Brent King
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition Agreement, dated May 3, 2016, between Performance Food Group Company and Robert D. Evans.

99.1	Press Release of Performance Food Group Company, dated May 4, 2016, announcing results for the fiscal quarter ended March 26, 2016.